SUBADMINISTRATIVE SERVICES AGREEMENT


     SUBADMINISTRATIVE SERVICES AGREEMENT, dated as of January 1, 2002, by and between Brown Brothers Harriman Trust Company, LLC (the "Administrator") and Brown Brothers Harriman & Co., a New York limited partnership (the "Subadministrator").

                              W I T N E S S E T H:

     WHEREAS, the Administrator has entered into Administration  Agreements with
(i) The 59 Wall Street Fund, Inc. dated January 1, 2001, (ii) The 59 Wall Street Trust dated January 1, 2001, (iii) BBH Common Settlement Fund, Inc. dated August 15, 2000, (iv) BBH Common Settlement Fund II, Inc. dated May 10, 2001, (v) Islamic Global Equity Fund dated November 10, 2000, (vi) BBH U.S. Money Market Portfolio, BBH U.S. Equity Portfolio, BBH International Equity Portfolio, BBH European Equity Portfolio and BBH Pacific Basin Equity Portfolio dated March 1, 1999, (vii) BBH High Yield Fixed Income Portfolio, BBH Broad Market Fixed Income Portfolio and BBH Global Equity Portfolio dated May 9, 2000, and (viii) Dow Jones Islamic Market Index Portfolio dated August 10, 1999 (each, an "Administration Agreement", and each of the aforementioned investment companies being referred to herein as the "Funds"); and

     WHEREAS, Section 6 of each Administration Agreement provides that the Administrator may subcontract for the performance of its obligations thereunder with any one or more persons, subject to the conditions set forth therein; and

     WHEREAS, the Administrator wishes to engage the Subadministrator to perform certain of the Administrator's obligations under each Administration Agreement and the Subadministrator wishes to accept such engagement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties agree as follows:

     1. Duties of the Subadministrator. The Subadministrator shall perform such of the administrative services described in Section 2 of each Administration Agreement as may from time to time be agreed to between the parties. Notwithstanding the foregoing, the Subadministrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the assets of any Fund or the rendering of investment advice or supervision with respect thereto, nor shall the Subadministrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, shareholder servicing agent, fund accounting agent or custodian of the Funds.

     2. Compensation of Subadministrator. As compensation for the Subadministrator's services hereunder, the Administrator shall pay an administrative fee to the Subadministrator as may from time to time be agreed to between the parties.

     3.  Directors,   Officers  and  Employees  of  the  Subadministrator.   The
Subadministrator hereby (i) authorizes and permits any of its directors, officers and employees who may be elected as officers of one or more Funds to serve in such capacities and (ii) agrees to pay such persons' salaries.

     4. Confidentiality of Customer Information, The parties acknowledge that the Subadministrator may, in connection with the performance of its duties hereunder, receive or otherwise have access to nonpublic personal information relating to the Funds' current and/or former investors ("Customer Information"). The Subadministrator hereby agrees to keep all Customer Information confidential and to not disclose or use any Customer Information other than (i) as necessary to fulfill its obligations hereunder or (ii) as may be permitted or required by applicable law.

     5. Standard of Care; Compliance with Applicable Laws. The subadministrator shall be held only to the standard of exercising reasonable care and diligence in carrying out its duties hereunder. In performing its duties hereunder, the Subadministrator shall in any event comply with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and all other applicable federal and state laws pertaining to the activities contemplated hereby.

     6. Limitation of Liability of the Subadministrator. The Subadministrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator or any Fund in connection with the matters to which this Agreement relates, except a loss resulting from the
Subadministrator's bad faith, negligence or willful misconduct in the performance of its duties hereunder. For purposes of this Section 6, the term "Subadministrator" shall include the Subadministrator and any of its agents and affiliates, and, in each case, the directors/trustees, officers and employees thereof.

     7. Indemnification.

          (a) By the Administrator: The Administrator shall indemnify and hold the Subadministrator harmless from and against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys fees and expenses) arising out of or attributable to:

               (i) All actions of the Subadministrator required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

               (ii) The reasonable reliance by the Subadministrator on, or use of, information, records or documents that have been prepared and/or maintained by the Administrator or any other person or firm on a Fund's behalf; and

               (iii) The reasonable reliance by the Subadministrator on, or the carrying out by the Subadministrator of, any instructions or requests on a Fund's behalf reasonably believed by the Subadministrator to have been given by a person or persons authorized to give such instructions or requests.

     For purposes of this Subsection 7(a), the term "Subadministrator" shall include the Subadministrator and any of its agents and affiliates, and, in each case, the directors/trustees, officers and employees thereof.

          (b) By the Subadministrator: The Subadministrator shall indemnify and hold the Administrator and each Fund harmless from and against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys fees and expenses) arising out of or attributable to any action or omission to act by the Subadministrator resulting from the Subadministrator's lack of good faith, negligence or willful misconduct with respect to the performance of its duties hereunder.

     8.   Nonexclusivity.   The  arrangements   contemplated   hereby  shall  be
nonexclusive, each of the Administrator and the Subadministrator being free to enter into similar arrangements with other parties.

     9. Interested persons. The parties acknowledge that (i) certain directors/trustees, officers or investors in the Funds may be, or become, "interested persons" (as such term as defined in the 1940 Act) of the Subadministrator and/or any of its affiliates, as directors/trustees, officers, employees, or otherwise, (ii) certain directors/trustees, officers and employees of the Subadministrator and/or any of its affiliates may be, or become, interested persons of one or more Funds, and (iii) the Subadministrator and/or any of its affiliates may be, or become, interested in one or more Funds, as an investor therein or otherwise.

     10. Termination. This Agreement may be terminated by the Administrator at any time, without the payment of any penalty, upon not less than 60 days' written notice to the Subadministrator, or by the Subadministrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Administrator. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Subadministrator, unless the Board of Directors/Trustees of the affected Fund(s) determines within 90 days of any such assignment that the assignee is qualified to perform the services contemplated hereby.

     11. Amendment. This Agreement may be amended only by mutual written consent.

     12. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (i) to the Administrator at 63 Wall Street, New York, NY 10005, Attention: President; and (ii) to the Subadministrator at 50 Milk Street, Boston, MA 02109, Attention: Timothy J. Connelly, Partner.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                               BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC



                               By:   /S/JOHN F. KING
                                     John F. King, President



                               BROWN BROTHERS HARRIMAN & CO.



                               By:   /S/TIMOTHY J. CONNELLY
                                     Timothy J. Connelly, Partner

WS6143A